As filed with the Securities and Exchange Commission on January 28, 2019

Registration No. 333-204133

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bojangles’, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-2988924
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

9432 Southern Pine Boulevard

Charlotte, NC 28273

(Address of principal executive offices)

BOJANGLES’, INC. AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN

(Full title of the plan(s))

Laura Roberts

Vice President, General Counsel, Secretary and Compliance Officer

9432 Southern Pine Boulevard

Charlotte, NC 28273

(Name and address of agent for service)

(704) 527-2675

(Telephone number, including area code, of agent for service)

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Telephone: (212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☒

DEREGISTRATION OF SHARES

On May 13, 2015, Bojangles’, Inc., a Delaware corporation (the “Company”), filed a Registration Statement on Form S-8 (File No. 333-204133) (the “Registration Statement”) registering 8,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued to participants under the Bojangles’, Inc. Amended and Restated 2011 Equity Incentive Plan. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all shares of Common Stock that had been registered and remain unsold under the Registration Statement.

On November 5, 2018, the Company entered into an Agreement and Plan of Merger with Walker Parent, Inc., a Delaware corporation (“Parent”), and Walker Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). The Merger became effective on January 28, 2019, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on this 28th day of January, 2019.

BOJANGLES’, INC.

By:	/s/ Laura Roberts
Laura Roberts Vice President, General Counsel, Secretary and Compliance Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.